For:  Frozen Food Express                  From:  Mike Engleman
      Industries, Inc.                            Mike Engleman/Associates
Listed:  Nasdaq (FFEX)                            11308 Valleydale
Company Contacts:                                 Dallas, TX  75230
Stoney M. (Mit) Stubbs, Jr. (CEO)                 (214) 373-6464
F. Dixon McElwee, Jr. (CFO)
(214) 630-8090

                          For Immediate Release

                      Frozen Food Express Announces
                   Changes Among Its Board Of Directors

	Dallas, Texas, February 13, 2003 -	Frozen Food Express
Industries, Inc. today announced that long-time board member Edgar O. Weller has retired from the board. Mr. Weller, a founder of the company and the board's vice chairman, served until 1984 as the board's chairman and the company's chief executive officer--posts he had held since 1978. Mr. Weller has been named a Senior Advisor to the board.
     Jerry T. Armstrong, a veteran of more than 40 years in the trucking transportation business, has been elected to the Frozen Food
Express Industries, Inc. Board of Directors by the board.	Mr.
Armstrong, 63, will serve until the company's 2003 annual meeting when he will be a candidate for shareholder election to the board.
	Chairman and CEO of Wind Associates, Inc., a private investment and management company, Mr. Armstrong has held chief executive positions with and served on the boards of ANR Freight Systems, Inc., Garrett Freight Lines, Inc., Riss International, Inc., Johnson Motor Lines, Merchants, Inc. and the Wedge Group, Inc.--all transportation related companies.
	Mr. Armstrong currently serves on the board of directors of Landair Corporation (Nasdaq: LAND).
	Stoney M. (Mit) Stubbs, Jr., chairman and CEO, said, "While we will miss Edgar's active board participation, his wisdom and his long and strong ties to this company, we are excited to add Jerry's diverse experience in the trucking business to our board."
 	Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North
American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking arm, American Eagle Lines.